UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2006

THQ INC.

(Exact name of registrant as specified in charter)

Delaware	0-18813	13-3541686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29903 Agoura Road Agoura Hills, California	91301
(Address of principal executive offices)	(Zip Code)

(818) 871-5000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 — Securities & Trading Market

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 9, 2006, THQ Inc. (the “Registrant”) filed a Form 12b-25, notifying the Securities and Exchange Commission of the Registrant’s inability to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (the “Form 10-Q”) due to the ongoing review of the Registrant’s stock option grant practices.

The Registrant received a Nasdaq Staff Determination letter on November 16, 2006 indicating that, as a result of the Registrant’s inability to timely file the Form 10-Q, the Registrant is not in compliance with the requirements for the continued listing of the Registrant’s common stock as set forth in Nasdaq Marketplace Rule 4310(c)(14), and that the Registrant’s common stock is, therefore, subject to delisting from the Nasdaq Global Select Market. Registrant will request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination within the time permitted by Nasdaq. There can be no assurance that the Panel will grant the Registrant’s request for continued listing.  Pending the Panel’s decision, the Registrant’s common stock will continue to be listed on the Nasdaq Global Select Market.

Warning Concerning Forward-Looking Statements

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to statements with respect to the Registrant’s ability to retain the listing of its common stock on the Nasdaq Global Select Market and other statements identified by words such as “anticipate”, “believe”, “expect”, “intend”, “estimate”, “may”, “could”, “project”, “potential”, “plan”, “forecast”, “future” or similar expressions. These forward-looking statements are subject to business and economic risk and reflect management’s current expectations, estimates and projections about our business and are inherently uncertain and difficult to predict. Our actual results could differ materially. The forward-looking statements contained herein speak only as of the date on which they were made, and we do not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

THQ INC.

	By:	/s/ James M. Kennedy
Date: November 22, 2006		James M. Kennedy,
Executive Vice President, Business and Legal Affairs